EXHIBIT 99

LISTING OF STATUTORY PROVISIONS THAT THE TRUST AGREES TO COMPLY
WITH

     The Trust has agreed with the Investors to continue to comply with the following sections of the 1940 Act:

     Section 55 (specifying types of assets in which the Trust
may invest)
     Section 56 (requiring majority of directors to be persons
who are not interested persons)	Section 57 (restricting
transactions with related persons) except for Ridgewood Program
Transactions
     Section 59 (to the extent applying Sections 1, 2, 3, 4, 5, 6, 9, 10(f), 15(a), (c) and (f), 16(b), 17(f)-(j), 19(a), 20(b),
32(a) and (c), 34, 35(a)-(c), 36, 38(a) and (c), 39, 47, 50, 51,
52 and 53, but excepting the provisions described below)
     Section 60 (applying certain Section 12 restrictions on investment companies)
     Section 61 (applying Section 18 limitations on capital structure)
     Section 62 (applying certain Section 21 limitations on loans to certain affiliates)
     Section 63 (applying certain Section 23 limitations on distribution and repurchase of the Trust's securities)
     Section 64 (applying Section 31 requirements as to books and records and authorizing the Commission to prescribe risk statements)
     Section 65 (applying Section 48 provisions)

The Trust has not agreed with the Investors to comply with the following statutory provisions applying to business investment companies:

     Section 33 (requiring filing of legal documents in derivative lawsuits with the Commission)
     Section 35(d) (allowing the Commission to challenge names of business development companies as being misleading)
     Section 36 (to the extent empowering the Commission to bring actions for breach of fiduciary duty, but the Trust covenants that Investors shall continue to have the right to bring an action for such breach)
     Section 37 (making larceny or embezzlement of Trust funds a federal crime, although such actions will remain crimes under other federal and state laws. The Trust cannot create federal jurisdiction over a crime by agreement with the Investors.)
     Section 38(b) (governing certain filings with the Commission)
     Section 40 (procedures for orders and proceedings)
     Section 41 (hearing procedures)
     Section 42 (power of Commission to investigate and bring legal actions)
     Section 43 (procedures for court appeals from Commission)
     Section 44 (federal court jurisdiction)
     Section 45 (public status of documents filed with Commission)
     Section 46 (annual reports of Commission)
     Section 49 (criminal penalties)